Exhibit 99.23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 32 to Registration Statement No. 33-20309 on Form N-1A of our report dated February 25, 2009, relating to the financial statements and financial highlights of Lord Abbett Global Fund, Inc., including Lord Abbett Developing Local Markets Fund and Lord Abbett Global Allocation Fund (formerly Equity Series), appearing in the Annual Report on Form N-CSR of Lord Abbett Global Fund, Inc. for the year ended December 31, 2008, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York

April 27, 2009